January 28, 2010

Press Release

Source:	Farmers National Banc Corp. Frank L. Paden, President 20 South Broad St. P.O. Box 555 Canfield, OH 44406 330-533-3341 330-533-0451 (FAX) Email: exec@fnbcanfield.com

FARMERS NATIONAL BANC CORP. REPORTS RESULTS FOR 4th QUARTER AND FISCAL YEAR 2009

•	Net Interest Income increased $6.760 million or 26% in 2009, compared to 2008.

•	Corporation reports a 10% increase in loans and a 20% increase in deposits during 2009.

•	Non-performing loans represent 1.66% of total loans at year-end.

•	Efficiency ratio at 67% for 2009, which was impacted by additional FDIC insurance expenses and acquisition expenses.

•	Trust Company increases Corporation’s non-interest income during 2009.

CANFIELD, Ohio (January 28, 2010) – Farmers National Banc Corp. (OTC BB: FMNB), today reported consolidated net income totaling $5.842 million for the full twelve months ended December 31, 2009, or $0.44 per diluted share, compared to $5.665 million, or $0.43 per diluted share for the same period in 2008. Returns on average assets and average equity equate to 0.60% and 7.32% respectively, compared to 0.67% and 7.67% at this same time in 2008.

For the quarter ended December 31, 2009, net income was $945 thousand, compared to $1.556 million in the preceding quarter and $1.408 million in the prior-year quarter. Diluted earnings per share were $0.07 for the current quarter compared with $0.12 for the preceding quarter and $0.11 for the fourth quarter in 2008.

The Company’s total assets reported at the end of 2009 are $1.015 billion, compared to $1.016 billion in total assets recorded at September 30, 2009, and $880.370 million in assets as of the end of 2008. Net loans are reported at $601.995 million on December 31, 2009, versus $546.452 million at the same time in 2008, an increase of $55.543 million, or 10.16%. Over this same period, deposits increased $129.542 million or 19.99% from $648.010 million on December 31, 2008 to $777.552 million at December 31, 2009.

Shareholders Equity totaled $80.628 million at December 31, 2009, an increase of $3.526 million, or 4.57%, compared to $77.102 million at December 31, 2008. The increase in equity was a result of net income and mark to market adjustments in the Corporation’s investment securities, offset by cash dividends paid to shareholders during 2009

Commenting on these results, Frank L. Paden, President & CEO stated, “Our fourth quarter net income results declined primarily due to the increase in the provision for the allowance for loan losses compared to the linked quarter and the same quarter in 2008. Our management team took a proactive stance to address some asset quality deterioration, specifically, in the bank’s commercial real estate portfolio and reserved accordingly. During 2009, net income increased 3.12% and our company is reporting a 15.27% increase in total assets. These results equated to a 4.57% increase in shareholder’s equity. Although challenging, 2009 was a year of positive change for Farmers National Banc Corp. In summary, we grew the our balance sheet, exceeding $1 billion dollars in total assets; we expanded our products and services to offer a full line of trust services through an acquisition and the introduction of Farmers Trust Company; we now offer a full line of insurance related products through Farmers National Insurance LLC; and we made investments in technology and human capital to enhance efficiencies within the total corporation.”

Net Interest Income -— Net interest income was $8.846 million for the fourth quarter of 2009, which compares to $8.471 million in the preceding quarter and $7.355 million in the fourth quarter of 2008. For the twelve months ended December 31, 2009, the net interest income was $33.228 million compared to $26.468 million for the same twelve-month period in 2008. This represents a 25.54% increase year over year. The net interest income to average earning assets on a fully taxable equivalent basis was 3.88% for the twelve months ended December 31, 2009, compared to 3.58% at the end of 2008. During the past year, yields on earning assets decreased 39 basis points, while the cost of interest bearing liabilities decreased 84 basis points. This equates to an increase in our net interest margin by 30 basis points, or an 8.38% increase since the end of 2008.

Non-Interest Income -— Non-interest income was $3.018 million for the fourth quarter of 2009, which compares to $2.609 million in the preceding quarter and $827 thousand in the fourth quarter of 2008. Non-interest income totaled $9.388 million for the year ended December 31, 2009, as compared to $2.617 million for the same twelve month period in 2008. Excluding the pre-tax non-cash impairment charge and security gains recognized in both years, non-interest income increased $3.591 million during 2009. December 31, 2009 year end totals include $943 thousand in security gains compared to $474 thousand in gains for 2008. The primary component that increased the non-interest income during 2009 was from trust fees, which totaled $3.469 million.

Non-Interest Expense -— The Company’s tax equivalent efficiency ratio for 2009 is 67.00% compared to 63.02% in the prior year’s same twelve-month period. This ratio and the increase in non-interest expenses during this past year was impacted by higher FDIC insurance expenses which amounted to additional expenses of $1.356 million, investment banking and closing fees related to the acquisition of the Trust Company and additional salaries and employee benefits resulting from the addition of the Trust Company staff of twenty-seven full time employees. Non-interest expenses totaled $7.921 million for the fourth quarter of 2009, which compares to $7.675 million in the preceding quarter and $5.643 million for the fourth quarter of 2008. For the year ended December 31, 2009, operating expenses were $29.655 million, compared to $21.013 million in 2008.

Asset Quality -— For the three months ended December 31, 2009, management provided $3 million to the allowance for loan losses, an increase of $1.450 million from the preceding quarter and an increase of $2.140 million over the same period the prior year. These increases are attributable to the increase in the ratio of nonperforming loans to total loans, which increased from .97% at December 31, 2008 to 1.66% on December 31, 2009. As of December 31, 2009, total non-performing loans were $10.103 million, compared to $12.640 million on September 30, 2009 and $5.337 million at this same time in 2008. This increase in non-performing loans is related to a limited number of commercial/commercial real estate loans. On December 31, 2009, the ratio of the allowance for loan losses (ALLL) to non-performing loans was 73%, compared to 57% in preceding quarter and 104% at December 31, 2008.

Net charge-offs for the quarter ending December 31, 2009 were $2.810 million compared to $980 thousand in the third quarter of 2009 and $740 thousand at for the same period ending December 31, 2008. This increase is primarily due to one large relationship. For the year ended December 31, 2009, net charge-offs total $4.203 million, representing an annualized ratio of 0.73% of net charge-offs to average loans. For this twelve month period in 2008, net charge offs were $1.326 million, representing .26% of average loans annualized.

Based on the evaluation of the adequacy of the allowance for loan losses (ALLL), management believes that the allowance for loan losses at December 31, 2009 was adequate and reflects probable incurred losses in the portfolio. As of December 31, 2009, the ALLL/total loan ratio was 1.21% compared to 1.18% at September 30, 2009 and 1.01% in December 2008. The increase in this particular ratio is attributable to the increase in the amount of loan loss provision expense in 2009. On December 31, 2009, the ALLL balance is $7.400 million, up 33.26% from $5.553 million at year-end December 31, 2008. With the increase in non-performing loans over the past year and the increase in net charge-offs, management felt it was prudent to increase the ALLL provision accordingly. The adequacy of the ALLL is analyzed monthly and adjusted as necessary to absorb probable loan losses. It may be necessary to increase this reserve based on various factors such as growth in the overall loan portfolio, more weakening in economic conditions or should any borrower’s financial strength deteriorate that would impact cash flow and their ability to service the debt.

Equity – Total shareholder equity was $80.628 million as of December 31, 2009, compared to $77.102 million in December 31, 2008. This represents a 4.57% increase. Shareholders received a $0.06 per share cash dividend on December 31, 2009 and a total of $.36 per share cash dividends paid in 2009. Book value increased from $5.83 per share in December 2008 to $5.96 per share on December 31, 2009.

Farmers National Banc Corp. is the bank holding company for the Farmers National Bank of Canfield and Farmers Trust Company. Farmers’ operates sixteen banking offices throughout Mahoning, Trumbull and Columbiana Counties and two trust offices located in Youngstown and Howland. The bank offers a wide range of banking and investment services to companies and individuals, and maintains a website at www.fnbcanfield.com.

This earnings announcement presents a brief analysis of the assets and liability structure of the Corporation and a brief discussion of the results of operations for each of the periods presented. Certain statements in this announcement that relate to Farmers National Banc Corp.’s plans, objectives, or future performance may be deemed to be forward-looking statements within the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Actual strategies and results in future periods may differ materially from those currently expected because of various risks and uncertainties.

Among the important factors that could cause actual results to differ materially are interest rates, changes in the mix of the company’s business, competitive pressures, general economic conditions and the risk factors detailed in the company’s other periodic reports and registration statements filed with the Securities and Exchange Commission.

Farmers National Banc Corp. and Subsidiaries
Consolidated Financial Highlights
(Amounts in thousands, except per share data)

Consolidated Statements of Income	For the Three Months Ended		For the Twelve Months Ended
	Dec 31, 2009	Dec 31, 2008	Dec 31, 2009	Dec 31, 2008
Total interest income	$12,803	$12,062	$49,775	$46,415
Total interest expense	3,957	4,707	16,547	19,947

Net interest income	8,846	7,355	33,228	26,468
Provision for loan losses	3,000	860	6,050	1,420
Other income	3,018	827	9,388	2,617
Other expense	7,921	5,643	29,655	21,013

Income before income taxes	943	1,679	6,911	6,652
Income taxes	(2)	271	1,069	987

Net income	$945	$1,408	$5,842	$5,665

Basic and diluted earnings per share	$0.07	$0.11	$0.44	$0.43
Cash dividends	808	1,577	4,801	6,802
Cash dividends per share	0.06	0.12	0.36	0.52
Book value per share	5.96	5.83	5.96	5.83

Consolidated Statements of Financial Condition		Dec 31, 2009	Dec 31, 2008
Assets
Cash and cash equivalents		$51,160	$24,049
Securities available for sale		309,368	271,605
Loans		609,395	552,005
Less allowance for loan losses		7,400	5,553

Net Loans		601,995	546,452

Other assets		52,285	38,264

Total Assets		$1,014,808	$880,370

Liabilities and Stockholders’ Equity
Deposits		$777,552	$648,010
Other interest-bearing liabilities		153,081	151,899
Other liabilities		3,547	3,359

Total liabilities		934,180	803,268
Stockholders’ Equity		80,628	77,102

Total Liabilities and Stockholders’ Equity		$1,014,808	$880,370

Period-end shares outstanding		13,520	13,230

Ratios
Return on Average Assets		0.60%	0.67%
Return on Average Equity		7.32	7.67
Efficiency Ratio (Year-to-date on a tax equivalent basis)		67.00	63.02
Capital to Asset Ratio		7.95	8.76
Dividends to Net Income (Year-to-date)		82.18	120.07
Net Loans to Assets		59.32	62.07
Loans to Deposits		78.37	85.18
Allowance for Loan Losses to Total Loans		1.21	1.01
Non-performing Loans to Total Loans		1.66	0.97

Unaudited